GALAXY FUND II

FORM N-SAR

Fiscal Year Ended March 31, 2003

Exhibit Index

Sub-Item 77C: Submission of matters to a vote of security holders.

Please see attached Exhibit.

Sub-Item 77J: Revaluation of assets or restatement of capital share account.

Please see attached Exhibit.

Sub-Item 77O: Transactions effected pursuant to Rule 10f-3.

Please see attached Exhibit.

Sub-Item 77Q3: Certification.

Please see attached Exhibit.

Sub-Item 77C: Submission of matters to a vote of security holders.

A special meeting of shareholders (the "Special Meeting") of each of the portfolios of Galaxy Fund II (the "Trust") was held on October 18, 2002.

At the Special Meeting, shareholders of the Trust's Utility Index Fund ("Galaxy II Fund") voted on a proposal to approve an Agreement and Plan of Reorganization providing for: (1) the transfer of substantially all of the assets and liabilities of the Galaxy II Fund into the Utilities Fund ("Liberty Fund") of Liberty Funds Trust IV in exchange for shares of the Liberty Fund, (2) the distribution of such shares of the Liberty Fund to shareholders of the Galaxy II Fund in liquidation of the Galaxy II Fund, (3) the deregistration of the Trust as an investment company under the Investment Company Act of 1940, and (4) the termination of the Trust as a Massachusetts business trust under Massachusetts law.

At the Special Meeting, shareholders of the Trust's Municipal Bond Fund ("Galaxy II Fund") voted on a proposal to approve an Agreement and Plan of Reorganization providing for: (1) the transfer of substantially all of the assets and liabilities of the Galaxy II Fund into the Intermediate Tax-Exempt Bond Fund ("Liberty Fund") of Liberty Funds Trust V in exchange for shares of the Liberty Fund, (2) the distribution of such shares of the Liberty Fund to shareholders of the Galaxy II Fund in liquidation of the Galaxy II Fund, (3) the deregistration of the Trust as an investment company under the Investment Company Act of 1940, and (4) the termination of the Trust as a Massachusetts business trust under Massachusetts law.

At the Special Meeting, shareholders of the Trust's Large Company Index Fund, Small Company Index Fund and U.S. Treasury Index Fund (each a "Galaxy II Fund") voted separately on a proposal to approve an Agreement and Plan of Reorganization providing for: (1) the transfer of substantially all of the assets and liabilities of the particular Galaxy II Fund into the corresponding Large Company Index Fund, Small Company Index Fund and U.S. Treasury Index Fund (each a "Liberty Fund") of Liberty Funds Trust V in exchange for shares of the corresponding Liberty Fund, (2) the distribution of such shares of each Liberty Fund to shareholders of the corresponding Galaxy II Fund in liquidation of such Galaxy II Fund, (3) the deregistration of the Trust as an investment company under the Investment Company Act of 1940, and (4) the termination of the Trust as a Massachusetts business trust under Massachusetts law.

The following were the results of the vote:
Fund	For	Against
Utility Index Fund	2,395,741.790	236,375.731
Municipal Bond Fund	2,535,758.622	76,663.261
Large Company Index Fund	15,911,662.739	532,501.136
Small Company Index Fund	7,860,967.179	755,709.705
U.S. Treasury Index Fund	7,434,247.495	465,693.732

Sub-Item 77J: Revaluation of assets or restatement of capital share account

On October 23, 2002, the Trust's Board of Trustees approved a change in the pricing methodology for debt securities held by its funds so that such securities (other than short-term debt securities which are to be valued at amortized cost) are priced at their last bid price, rather than: (1) at the average of the quoted bid and asked prices in the over-the-counter market (with respect to U.S. Government securities), and (2) at the mean between the quoted bid and asked prices with respect to debt securities (other than U.S. Government securities and short-term investments) of U.S. issuers held by the Trust's Municipal Bond Fund (when in the judgment of a pricing service quoted bid prices for investments of the Fund are readily available and are representative of the bid side of the market), such change to be effective on the Valuation Date (as defined in the Agreements and Plans of Reorganization relating to the acquisition of the Trust's funds by corresponding funds in the Liberty Family of Funds) or such earlier date as deemed appropriate by the Trust's officers. These changes were effected so that the pricing methodology would be compatible with that used by the corresponding Liberty funds.

  Form 10f-3

  The Galaxy Fund

(the "Trust")

Record of Securities Purchased

Under the Trust's Rule 10f-3 Procedures

  Name of Purchasing Portfolio: Galaxy II Municipal Bond Fund
  Issuer: California Dept Water
  Date of Purchase: October 21, 2002
  Underwriter From Whom Purchased: JPMorgan
  Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate (attached list of all members of syndicate): Quick & Reilly
  Aggregate Principal Amount of Purchase: $10,000,000
  Aggregate Principal Amount of Offering: $36,000,000,000
  Purchase Price (net of fees and expenses): 110.027
  Date Offering Commenced: October 21, 2002
  Offering Price at End of First Day on Which Sales Were Made: 110.027
  Commission, Spread or Profit: 5.00%

$50,000

Continued fromPrevious Page

12) Have the following conditions been satisfied:

Yes No

a) The securities are part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering.

b) The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.

c) The underwriting was a firm commitment underwriting.

d) The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
    In respect to any securities other than Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

f) The amount of such securities purchased by all of the Funds and any other investment companies advised by Fleet Investment Advisors Inc. or Oechsle International Advisors LP did not exceed (i) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the class of securities being offered, or (ii) if purchased in an Eligible Rule 144A Offering, 25% of the total of (a) the principal amount of the class of securities being offered, sold by underwriters or members of the selling syndicate to qualified institutional buyers (as defined in Rule 144A (a)1 under the Securities Act of 1933, as amended, and (b) the principal amount of the class of securities being offered in any concurrent offering.

g) No affiliated underwriter as a direct or indirect participant in, or benefited directly from, the purchase.

Approved: Brian M. McGreevy Date: November 1, 2002